ALICO REPORTS FOURTH QUARTER AND ANNUAL EARNINGS

La Belle, FL., December 14, 2009 -- Alico, Inc. (NASDAQ: ALCO), a land management company, announced a net loss for the fourth quarter of the fiscal year ended September 30, 2009 of $6.1 million or $0.84 per share, compared with a net loss of $4.6 million or $0.62 per share for the fourth quarter of the fiscal year ended September 30, 2008.  The loss during the quarter ended September 30, 2009 was impacted by fixed asset impairments totaling $5.1 million before income taxes.  Annually, Alico reported a net loss of $3.6 million, or $0.50 per share, for the fiscal year ended September 30, 2009 compared with net earnings of $4.7 million, or $0.76 per share, for the fiscal year ended September 30, 2008.

Operating revenue during the fourth quarter of the fiscal year ended September 30, 2009 was $4.7 million compared with operating revenue of $3.5 million during the fourth quarter of the fiscal year ended September 30, 2008.  Annual operating revenues were $89.5 million compared with $116.4 million for the fiscal years ended September 30, 2009 and September 30, 2008, respectively.    The decrease in annual revenue was largely due to lower citrus prices experienced by the Company during the fiscal year ended September 30, 2009 compared with the prior year.

Steven M. Smith, Alico’s President and Principal Executive Officer, noted, “Lower prices for citrus fruit combined with adverse weather conditions and decreased sugarcane and cattle production, caused profits from agricultural operations to decline substantially during fiscal year 2009 compared with the prior fiscal year.”

“We have made significant efforts in implementing cost reduction measures in every operating division.  Our ability to control the prices we receive for agricultural commodities is limited and is subject to considerable volatility.  The Company’s Board of Directors, together with Management, continues to explore alternatives that will provide earnings stability and increased profitability.”

Alico plans to release its earnings after market close on the following dates for the fiscal year ending September 30, 2010:

First quarter                                           2/ 9/10
Second quarter                                     5/10/10
Third quarter                                         8/10/10
Fourth quarter                                     12/14/10

About Alico, Inc.

Alico, Inc., a land management company operating in Central and Southwest Florida, owns approximately 135,500 acres of land located in Collier, Glades, Hendry, Lee and Polk counties. Alico is involved in various agricultural operations and real estate activities. Alico's mission is to grow its asset values through its agricultural and real estate activities to produce superior long-term returns for its shareholders.
For Further Information Contact:

Steven M. Smith
La Belle, Florida
(863) 675-2966

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements"' within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.